Exhibit 99.1

PRESS RELEASE

VIRGIN AMERICA REPORTS SECOND QUARTER 2015 EARNINGS

Company Reports Highest Quarterly Net Income Ever, with

Net Income Increasing 75% Year Over Year

Eleventh Consecutive Quarter of Year-over-Year Improvement in Profitability

San Francisco - July 30, 2015 - Virgin America (NASDAQ: VA) today reports its financial results for the second quarter of 2015. Key highlights from the second quarter include:

•	Second quarter 2015 net income was $64.4 million excluding special items[1], an increase of $27.5 million from the second quarter of 2014. Operating income and operating margin excluding special items were $67.1 million and 16.7 percent, respectively.

•	On a GAAP basis, net income was $65.0 million. Operating income and operating margin on a GAAP basis were $67.7 million and 16.9 percent, respectively.

•	Fully diluted earnings per share excluding special items was $1.46. On a GAAP basis, fully diluted earnings per share was $1.47.

“Our latest quarterly results are an affirmation of Virgin America’s business model - specifically, they demonstrate that we can deliver a better product and guest experience while also generating strong financial returns,” said David Cush, Virgin America’s President and Chief Executive Officer. “The progress we have made on financial performance over the past two years is remarkable, and we continue to outperform domestic industry unit revenue trends. Our guests love the outstanding product and service that our teammates provide and it shows in our financial results.”

Second Quarter 2015 Financial Highlights

•	Operating Revenue: Total operating revenue was $400.9 million, an increase of 0.5 percent over second quarter of 2014.

•	Revenue per Available Seat Mile (RASM): Passenger revenue per available seat mile (PRASM) increased 0.5 percent compared to the second quarter 2014, to 11.24 cents. Year-over-year PRASM growth was driven by a 0.2 point increase in load factor and a 0.3 percent increase in yield. Total RASM increased 0.6 percent year-over-year. Virgin America’s PRASM was positively impacted by a $3.2 million adjustment related to Elevate loyalty revenue, which increased PRASM by 0.9 percent.

•	Cost per Available Seat Mile (CASM): Total CASM excluding special items decreased 5.1 percent compared to the second quarter of 2014, to 10.43 cents. Decreases in fuel costs and reduced heavy maintenance activity contributed to the decline in CASM, partially offset by increases in salaries, wages and benefits. Salaries, wages and benefits costs included a $6.7 million accrual for teammate profit sharing and related payroll taxes. CASM excluding special items, fuel costs and profit sharing for the quarter increased 7.1 percent year-over-year, to 7.27 cents.

•	Fuel Expense: Virgin America realized an average economic fuel cost per gallon including taxes and the impact of hedges of $2.20, which was 29.3 percent lower year-over-year. This amount includes certain fuel expense adjustments described as special items below.

•	Special Items: Special items in the second quarter of 2015 relate to a net $0.6 million adjustment for fuel hedges that settled during the second quarter of 2015 but for which unrealized gains or losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to June 30, 2015 which did not qualify for hedge accounting treatment.

•	Operating Income: Second quarter 2015 operating income excluding special items was $67.1 million, an increase of $20.0 million as compared to 2014. The Company’s operating margin excluding special items of 16.7 percent improved by 4.9 points year-over-year.

[1]	Please see “GAAP to Non-GAAP Reconciliations” for reconciliations of non-GAAP financial measures used in this release and the reasons management uses these measures.

•	Net Income: Net income excluding special items for the second quarter increased by $27.5 million year-over-year to $64.4 million.

•	Fully Diluted EPS: Fully diluted earnings per share excluding special items was $1.46 for the second quarter of 2015. Second quarter 2015 fully diluted earnings per share was $1.47 on a GAAP basis.

•	Capacity: Available seat miles (ASMs) for the second quarter of 2015 remained flat year-over-year compared with the second quarter of 2014. Virgin America ended the quarter with 53 Airbus A320-family aircraft, unchanged from the second quarter of 2014. Subsequent to quarter end, the Company took delivery of the first of five Airbus A320 aircraft scheduled to be delivered in 2015.

•	Liquidity: Unrestricted cash was $500.5 million as of June 30, 2015. Virgin America benefited from the release of cash collateral held by its credit card processors in addition to strong operating cash flow performance to generate a net increase of $82.2 million in unrestricted cash during the quarter. The new agreement with its credit card processors also allowed the Company to terminate a $100 million letter of credit facility, resulting in ongoing annual savings of approximately $5.5 million per year.

“Virgin America made great strides in improving its balance sheet and financial position during the second quarter of 2015,” said Peter Hunt, Virgin America’s Chief Financial Officer. “We increased our unrestricted cash balance by $82 million during the quarter thanks to strong operating cash flow and the release of collateral held by our credit card partners. We also terminated a financing facility that will save us over $5 million in financing costs annually. In addition, we arranged bank debt financing for five A320 aircraft deliveries occurring later in 2015 at interest rates that will average under five percent. These accomplishments will continue to reduce Virgin America’s cost of capital and position us for future earnings growth.”

Recent Operational Highlights

•	Virgin America announced a new partnership with broadband and communications technology and services provider ViaSat Inc. that will bring significantly faster WiFi connectivity and high-quality video streaming to the airline’s 10 new A320 aircraft deliveries beginning in September of 2015. Virgin America maintains its distinction as the only U.S. carrier to offer fleetwide WiFi.

•	Virgin America began rolling out a new beta version of its Red® in-flight entertainment system, which features higher resolution capacitive touch screens, Android-based software that will allow for faster, real-time updates and three times more content - along with the first surround-sound listening experience to be offered by an airline.

•	Virgin America upgraded the back-end of its reservation system in late June, ultimately enabling it to sell ancillary products via Global Distribution Systems.

•	For the eighth consecutive year, Virgin America was named ‘Top Domestic Airline’ in the prestigious annual Travel + Leisure’s World’s Best Awards readers’ survey, which evaluates all airlines for cabin comfort, in-flight service, customer service and value.

•	Virgin America was also awarded ‘Best Airline in North America’ for the first time, ‘Best Low-Cost Airline in the U.S.’ for the fifth consecutive year and Best Staff Service among North American airlines for the fourth consecutive year in the 2015 Skytrax World Airline Awards.

Second Half 2015 Outlook

The Company’s expectations for the second half of 2015 and full year 2016 are based on currently available information. These expectations are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. You should not place undue reliance upon these expectations.

The Company expects capacity, as measured by available seat miles, to increase by approximately 2.0 percent to 3.0 percent for the third quarter of 2015 as compared to the third quarter of 2014. Based on current revenue trends, the Company expects PRASM to decrease between 2.0 percent and 4.0 percent versus the third quarter of 2014. The Company expects CASM excluding fuel and profit sharing to increase between 10.5 percent and 11.5 percent versus the third quarter of 2014. CASM excluding fuel and profit sharing is increasing in the third quarter due primarily to Virgin America’s previously announced pay and benefit initiatives that were implemented earlier in the year. Third quarter CASM excluding fuel and profit sharing will also be impacted by a decrease in average stage length year over year of approximately 8.0 percent resulting from previously implemented capacity at Dallas — Love Field. In addition, the company expects to incur additional maintenance costs during the quarter related to an engine maintenance overhaul.

Based on Virgin America’s hedge portfolio and current market prices for aviation fuel products, the Company expects Virgin America’s economic fuel cost per gallon inclusive of related taxes and hedge costs to average between $1.90 and $2.00 for the third quarter of 2015. This number may change depending on fluctuations in market prices for jet fuel during the quarter.

Virgin America is scheduled to take delivery of five A320 aircraft during the second half of 2015, and expects to place four aircraft into operational service prior to year-end. The Company currently expects fourth quarter 2015 capacity to increase between 9.0 percent and 10.0 percent as compared to the fourth quarter of 2014. In addition, the company expects CASM excluding fuel and profit sharing to increase between 2.0 percent and 3.0 percent for the fourth quarter of 2015.

2016 Initial Outlook

The Company has completed its preliminary fleet and capacity plans for 2016. Virgin America currently expects to take delivery of an additional five A320 aircraft between January and June 2016. In addition, Virgin America does not expect to retire any existing aircraft from its fleet, ending 2016 with 63 aircraft in its operating fleet. Further, the Company currently expects capacity, as measured by available seat miles, to increase between 13% and 15% for the full year 2016. The Company is also targeting for its CASM excluding fuel costs and profit sharing to decrease between 1% and 2% for the full year 2016 based on these fleet and capacity projections.

Virgin America Live Webcast of Second Quarter 2015 Financial Results

Virgin America will hold a live webcast to discuss the above results, details as follows:

When:	July 30, 2015, 8:00 AM Pacific Time / 11:00 AM Eastern Time

Who:	President and Chief Executive Officer, David Cush
Senior Vice President and Chief Financial Officer, Peter Hunt

Web address:	The webcast will be available at: http://ir.virginamerica.com

Replay:	A replay will be available within 24 hours of the webcast and will be archived on the Company’s website for a period of time.

Virgin America Inc.

Consolidated Statements of Operations - Unaudited

For the Three and Six Months Ended June 30, 2015

(in thousands, except per share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015	2014	% Change		2015	2014	% Change
Passenger revenue	$359,709	$358,108	0.4		$649,073	$636,148	2.0
Other revenue	41,177	40,737	1.1		78,165	76,087	2.7

Total operating revenue	400,886	398,845	0.5		727,238	712,235	2.1
Aircraft fuel	93,743	131,664	(28.8)		182,301	247,423	(26.3)
Salaries, wages and benefits	74,758	59,318	26.0		139,490	113,143	23.3
Aircraft rent	45,708	45,861	(0.3)		90,690	92,357	(1.8)
Landing fees and other rent	34,071	33,286	2.4		68,054	65,507	3.9
Sales and marketing	30,704	28,615	7.3		57,083	53,177	7.3
Aircraft maintenance	12,656	16,409	(22.9)		26,489	35,453	(25.3)
Depreciation and amortization	4,225	3,484	21.3		8,328	6,753	23.3
Other operating expenses	37,363	33,082	12.9		71,762	64,427	11.4

Total operating expenses	333,228	351,719	(5.3)		644,197	678,240	(5.0)
Operating income	$67,658	$47,126	43.6		$83,041	$33,995	144.3

Operating margin	16.9%	11.8%	5.1	pts	11.4%	4.8%	6.6	pts
Other expense	2,305	9,876	(76.7)		4,578	19,050	(76.0)

Income before taxes	65,353	37,250	75.4		78,463	14,945	425.0

Income tax expense	364	267	36.3		688	316	117.7

NET INCOME	$64,989	$36,983	75.7		$77,775	$14,629	431.6

Net income per share:
Basic	$1.50	$20.42			$1.80	$8.08
Diluted	$1.47	$11.92			$1.75	$4.72
Shares used for computation:
Basic	43,298	702			43,239	702
Diluted	44,083	1,992			44,538	1,992

KEY OPERATING STATISTICS

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2015	2014	% Change		2015	2014	% Change
Available seat miles - ASMs (millions)	3,200	3,202	(0.1)		6,019	5,979	0.7
Departures	15,722	15,137	3.9		29,550	28,962	2.0
Average stage length (statute miles)	1,421	1,482	(4.1)		1,423	1,445	(1.5)
Aircraft in service (end of period)	53	53	—		53	53	—
Fleet utilization	11.2	11.3	(0.9)		10.7	10.7	—
Passengers (thousands)	1,805	1,729	4.4		3,328	3,208	3.7
Average fare	$199.30	$207.09	(3.8)		$195.06	$198.27	(1.6)
Yield per passenger mile (cents)	13.21	13.17	0.3		13.04	12.94	0.8
Revenue passenger miles - RPMs (millions)	2,722	2,719	0.1		4,979	4,917	1.3
Load factor	85.1%	84.9%	0.2	pts	82.7%	82.2%	0.5	pts
Passenger revenue per available seat mile - PRASM (cents)	11.24	11.18	0.5		10.78	10.64	1.3
Total revenue per available seat mile - RASM (cents)	12.53	12.46	0.6		12.08	11.91	1.4
Cost per available seat mile - CASM (cents)	10.41	10.99	(5.3)		10.70	11.34	(5.6)
CASM, excluding special items (cents)	10.43	10.99	(5.1)		10.75	11.34	(5.2)
CASM, excluding special items, fuel costs, and profit sharing (cents)	7.27	6.79	7.1		7.53	7.16	5.2
Fuel cost per gallon	$2.18	$3.11	(29.9)		$2.28	$3.14	(27.4)
Fuel cost per gallon, excluding special items	$2.20	$3.11	(29.3)		$2.32	$3.14	(26.1)
Fuel gallons consumed (thousands)	42,915	42,281	1.5		79,941	78,828	1.4
Teammates (FTEs)	2,565	2,500	2.6		2,565	2,500	2.6

Forward-Looking Statements

Statements in this earnings release include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “would,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company’s objectives, plans or goals, the Company’s estimates of financial results or performance or actions the Company may take in the future, are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at which or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good-faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the price and availability of aircraft fuel; the Company’s ability to compete in an extremely competitive industry; the successful execution and implementation of the Company’s strategy; security concerns resulting from any threatened or actual terrorist attacks or other hostilities; the Company’s reliance upon technology and automated systems to operate its business; the potential effects of emergencies, accidents or similar incidents on the Company’s reputation and business; changes in economic conditions; the Company’s limited profitable operating history; changes in governmental regulations; and the Company’s ability to obtain financing or access capital markets. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings. Caution should be taken not to place undue reliance on the Company’s forward-looking statements, which represent the Company’s views only as of July 30, 2015, and which the Company has no current intention to update. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions of these statements in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by law.

GAAP to Non-GAAP Reconciliations

The Company evaluates its financial performance using various financial measures, some of which are measures calculated under GAAP, and some of which use alternative methods of calculation (non-GAAP). These measures include operating income/loss, operating margin, net income/loss, net earnings/loss per share and CASM, among others. Pursuant to SEC Regulation G, the Company has included the following reconciliations of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. The Company believes that adjusting CASM for certain special items is useful to investors because the items are not expected to be incurred on a regular basis in future periods. The Company also believes that excluding fuel costs from CASM is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that reporting economic fuel cost per gallon excluding gains or losses on hedges that related to future periods is useful to investors because such gain or loss is not indicative of the actual future value of the underlying hedge contract, and the Company believes that excluding such gain or loss helps investors to understand the core operating performance in the current period. In addition, the Company believes that excluding profit sharing costs from CASM better allows investors to understand the core operating cost performance for the period and provides for a more meaningful comparison of the costs of the Company’s operations to those of the rest of the industry.

Non-GAAP Statement of Operations Excluding Special Items for the three months and six months ended June 30, 2015 (in thousands, except percentages):

	Three Months Ended June 30, 2015
	Operating Income	Operating Margin	Income before taxes	Net Income (2)
GAAP	$67,658	16.9%	$65,353	$64,989
Items excluded:
Mark-to-market fuel hedge adjustments (1)	(552)	(0.2)%	(552)	(552)

Non-GAAP	$67,106	16.7%	$64,801	$64,437

	Six Months Ended June 30, 2015
	Operating Income	Operating Margin	Income before taxes	Net Income (2)
GAAP	$83,041	11.4%	$78,463	$77,775
Items excluded:
Mark-to-market fuel hedge adjustments (1)	(2,815)	(0.4)%	(2,815)	(2,815)

Non-GAAP	$80,226	11.0%	$75,648	$74,960

(1)	Economic losses for fuel hedges that settled during the second quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to June 30, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.
(2)	Does not include the marginal tax effect of the add back of special items.

CASM, excluding Special Items, Fuel and Profit Sharing for the three and the six months ended June 30, 2015 (in cents):

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
	CASM	CASM
GAAP	10.41	10.70
Items excluded:
MTM fuel hedge adjustments (1)	0.02	0.05

Non-GAAP excluding Special Items	10.43	10.75
Fuel	(2.95)	(3.08)
Profit sharing and related payroll taxes	(0.21)	(0.14)

Non-GAAP excluding Special Items, Fuel and Profit Sharing	7.27	7.53

(1)	Economic losses for fuel hedges that settled during the second quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to June 30, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

Non-GAAP Fuel Price Per Gallon excluding Special Items for the three and six months ended June 30, 2015:

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
GAAP Fuel Cost per Gallon	$2.18	$2.28
Exclude special item:
MTM fuel hedge adjustments (1)	0.02	0.04

Non-GAAP Fuel Cost per Gallon, excluding Special Item	$2.20	$2.32

(1)	Economic losses for fuel hedges that settled during the second quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to June 30, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

Non-GAAP EPS Adjusted for Special Items for the three and six months ended June 30, 2015 (in thousands, except per share data):

	Three Months Ended			Six Months Ended
	June 30, 2015			June 30, 2015
	Net income		Fully Diluted EPS	Net income		Fully Diluted EPS
GAAP Net Income	$64,989		$1.47	$77,775		$1.75
Special Items Excluded:
MTM fuel hedge adjustments	(552	) (1)	(0.01)	(2,815	) (1)	(0.06)

Non-GAAP Net Income excluding Special Items	$64,437		$1.46	$74,960		$1.69

Weighted-average common shares outstanding-diluted	44,083			44,538

(1)	Economic losses for fuel hedges that settled during the second quarter of 2015 but for which unrealized losses had been previously recorded under GAAP and mark-to-market adjustments for fuel hedges that mature subsequent to June 30, 2015 which did not qualify for hedge accounting treatment, included in Aircraft Fuel Expense in the Consolidated Statement of Operations.

Investor Contact:

Stephen Shulstein - stephen.shulstein@virginamerica.com or 650.645.5694

Media Contact:

Dave Arnold - dave.arnold@virginamerica.com or 917.968.3622

Editor’s Note: Virgin America is a U.S.-controlled, owned and operated airline. It is an entirely separate company from Virgin Atlantic. Sir Richard Branson’s Virgin Group is a minority share investor in Virgin America.

About Virgin America: Known for its mood-lit cabins, three beautifully designed classes of service and innovative fleetwide amenities - like touch-screen personal entertainment, WiFi and power outlets at every seat, Virgin America (NASDAQ: VA) has built a loyal following of flyers and earned a host of awards since launching in 2007 - including being named both the “Best U.S. Airline” in Condé Nast Traveler’s Readers’ Choice Awards for the past seven consecutive years and “Best Domestic Airline” in Travel + Leisure’s World’s Best Awards for the past eight consecutive years. www.virginamerica.com